Exhibit 2.4

SECURITIES PURCHASE AGREEMENT

by and among

MICT, INC.,

MICT FINTECH LIMITED,

as the Purchaser,

TINGO FOODS PLC,

as the Company,

and

DOZY MMOBUOSI,

as the Seller

Effective as of

February 9, 2023

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A	-	Form of Purchaser Note
Exhibit B-1	-	Form of Purchaser Debenture
Exhibit B-2	-	Form of Company Debenture
Exhibit C	-	Form of Lease
Exhibit D	-	Form of Share Transfer Instrument

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made effective as of February 9, 2023 (the “Effective Date”), by and among (i) MICT, Inc., a Delaware corporation (“MICT”), (ii) MICT Fintech Limited, a British Virgin Islands business company and a wholly-owned subsidiary of MICT (the “Purchaser”), (iii) Tingo Foods PLC, a Nigerian public company limited by shares (the “Company”), and

(iv) Dozy Mmobuosi, an individual (the “Seller”).

The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding capital shares of the Company (collectively, the “Acquired Shares”) in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements: “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) the Seller shall not be considered an Affiliate of the Purchaser and (ii) each of the Seller and the Company shall be considered an Affiliate of the other prior to (but not with respect to periods from and after) the Closing.

“Ancillary Agreements” means, collectively, the Purchaser Note, the Debenture and the Lease.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized or required to close for business either under applicable Law or action of any Governmental Authority, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the U.S. Internal Revenue Code of 1986.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Debenture” means either or both of those certain All Assets Debentures, substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2, whereby the Purchaser and the Company, respectively will separately pledge various assets and properties as security for the Purchaser’s obligations under the Purchaser Note.

“Employee Benefit Plan” means (i) any “employee benefit plan” or benefits scheme as defined under ERISA or (ii) any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of any entity.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect as of the Effective Date.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof that is directly or indirectly guaranteed in any manner by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, recipes, formulas, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to Seller, (a) the actual knowledge of Seller after conducting a reasonable investigation and (b) the actual knowledge of the principal executive officer of the Company after conducting a reasonable investigation.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person, but excluding any special, incidental, indirect, exemplary, punitive or consequential damages, lost profits, loss of revenue, lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), prospects, operating results or operations of the Company, taken as a whole, or (b) the ability of the Company or the Seller to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws or IFRS, (iii) changes that generally affect the industries and markets in which the Company operates, (iv) changes in financial markets, general economic conditions or political conditions, (v) any action required to be taken or prohibited by this Agreement or action taken or failed to be taken at the request of, or consented to by, the Purchaser, or (vi) the public announcement of the transactions contemplated by this Agreement (except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that any such event, change, circumstance, effect or other matter, alone or in combination, disproportionately has a greater adverse impact on the Company, taken as a whole, as compared to the other companies operating in the same industries and markets in which the Company operates.

“NGN” or “₦” means Nigerian Naira.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the Company’s business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Premises” means, collectively, certain real property and improvements thereon owned by the Seller and located on an aggregate of approximately 400 hectares in Onicha-Ugbo, Delta State, Nigeria, including facilities being constructed thereupon for the operation of the Company.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Subsidiary” means, with respect to a specified Person, any corporation or other entity of which (a) a majority of the voting power of the equity securities or other interests is owned, directly or indirectly, by such Person (without regard to the occurrence of any contingencies affecting voting power) or (b) the power to elect a board majority (or persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add- on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees and expenses of the Company incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby that are unpaid as of the Closing.

“USD” or “$” means United States Dollars.

Section 1.2 Additional Defined Terms. For purposes of this Agreement and (unless otherwise specified therein) the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section

Acquired Shares	Preamble
Agreement	Preamble
Balance Sheet	3.5(a)(i)
Certain Jurisdictions	3.21(d)
Claim Notice	7.3(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Intellectual Property	3.13
Controlling Party	7.4(c)
Effective Date	Preamble
Financial Statements	3.5(a)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Leased Real Property	3.12
MICT	Preamble
Noncontrolling Party	7.4(c)
Owned Intellectual Property	3.13
Owned Real Property	3.12
Purchaser	Preamble
Purchaser Indemnified Parties	7.1
Real Property	3.12
Restricted Period	5.7
Restricted Persons	5.5(a)
Securities Act	3.4(c)
Seller Disclosure Schedule	Article 3
Seller	Preamble
Special Claim	7.4(b)
Third Party Claim	7.4(a)
Third Party Intellectual Property	3.13

Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2

THE TRANSACTION

Section 2.1 Purchase and Sale of Acquired Shares. In accordance with the provisions of this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Acquired Shares.

Section 2.2 Purchase Consideration. The aggregate purchase consideration for the Acquired Shares shall consist of a combination of a senior secured promissory note and certain undertakings and obligations of the Purchaser and certain of its Subsidiaries as follows:

(a) a senior secured promissory note issued by the Purchaser in favor of the Seller, substantially in the form attached hereto as Exhibit A, in the original principal amount of Two Hundred Four Million U.S. Dollars ($204,000,000) (the “Purchaser Note”), secured by a security interest in certain assets and property of the Purchaser and the Company as set forth in the Debenture, and having a maturity of twenty-four (24) months following the Closing Date;

(b) a long-term lease of the Premises by the Company, substantially in the form of the agreement attached hereto as Exhibit C (the “Lease”); and

(c) the undertakings and covenants of the Purchaser relating to the Purchaser Fit-Out Obligations and providing financial resources to enable the Company to achieve the Company Projections as described in Sections 5.1 and 5.2.

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff Grossman & Schole LLP, on the Effective Date immediately following the execution and delivery hereof, or at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4 Closing Transactions.

(a) At the Closing, the Seller will deliver (or procure the delivery) to the Purchaser of the following:

(i) duly executed share transfer forms in the agreed form as set out in Exhibit D to this Agreement in favor of the Purchaser or its nominee(s) in respect of the Acquired Shares;

(ii) evidence of cancellation of existing share certificates (if any) issued in favor of the Seller representing the Acquired Shares.

(iii) the Debentures executed by the Seller;

(iv) the Lease executed by Tingo International Holdings PLC;

(v) resignations effective as of the Closing Date of each director and each officer of the Company other than those whom the Purchaser has specified in writing prior to the Closing; and

(vi) such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) In addition to the foregoing obligations of the parties, the Company shall, and the Seller shall cause the Company to, carry out the following actions at Closing:

(i) the directors of the Company shall approve: (x) the registration of the transfer of the Acquired Shares to the Purchaser or its nominee(s) and the entry of the Purchaser or its nominee(s) in the register of members of the Company; (y) the cancellation of the share certificates (if any) issued to the Seller in respect of the Acquired Shares and the issuance of new share certificates in favor of the Purchaser or its nominee(s) with respect to the Acquired Shares; and (z) that the Company does all that is necessary to give effect to the transactions contemplated under this Agreement;

(ii) the appointment of the Purchaser’s nominees as directors and other officers of the Company (taking effect on and from the Closing Date) by the Company; and

(iii) the Company takes all other corporate actions and makes all other corporate and regulatory filings as are necessary to reflect the sale and transfer of the Acquired Shares to the Purchaser as contemplated under this Agreement.

(c) At the Closing, the Purchaser will deliver to the Seller:

(i) the Purchaser Note executed by the Purchaser;

(ii) the Debentures executed by the Purchaser and the Company;

(iii) the Lease executed by the Company; and

(iv) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.5 Post Closing. The Company shall ensure, and the Seller shall procure that:

(a) no later than 60 days after the Closing Date (or such other period as may be agreed by the parties), the records of the Company with the Corporate Affairs Commission of the Federal Republic of Nigeria are updated to evidence:

(i) the transfer of the Acquired Shares from the Seller to the Purchaser;

(ii) resignations of each director and each officer of the Company other than those whom the Purchaser has specified in writing prior to the Closing; and

(iii) the appointment of the directors and other officers nominated by the Purchaser,

(b) by no later than 60 days after Closing Date (or such other period as may be agreed by the parties):

(i) the name of the Purchaser or its nominee(s) is entered into the register of members of the Company as the holder of the Acquired Shares; and

(ii) the Purchaser or its nominee(s) is issued with new share certificates evidencing its shareholding in the Company,

(c) the Company takes all other corporate actions and makes all other corporate and regulatory filings as are necessary to reflect the sale and transfer of the Acquired Shares to the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser and MICT as follows, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser and MICT concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (the “Seller Disclosure Schedule”):

Section 3.1 Organization and Good Standing. The Company is a public company limited by shares with company number 1961594, duly organized under, validly existing and in good standing under the Laws of the Federal Republic of Nigeria and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary. Copies of the Company’s Governing Documents, as currently in effect, have been delivered to the Purchaser and are accurate and complete as of the Effective Date. The Company is not in violation of its Governing Documents.

Section 3.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Seller has all requisite power, authority and capacity to execute, deliver and perform his obligations under this Agreement and each Ancillary Agreement to which he is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Seller is a party will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 3.3 No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or the Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate in any material respect the Governing Documents of the Company, or any resolution adopted by the board of directors or shareholders of the Company, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Company or the Seller is a party or by which the Company, the Seller or any of their respective material properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Acquired Shares or any of the properties or assets of the Company, (d) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Company or the Seller or any of their respective businesses, properties or assets, or (e) require the Company or the Seller to obtain any material Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person.

Section 3.4 Capitalization and Ownership.

(a) The entire share capital of the Company consists solely of 2,000,000,000 ordinary shares, nominal value ₦1.00 per share, constituting the Acquired Shares, all of which are issued and outstanding. The Seller is the sole owner (of record and beneficially) of all of the Acquired Shares, free and clear of all Encumbrances. Upon the consummation of the Closing, the Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.

(b) The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, control or have any right or obligation to acquire, and has never owned, controlled or had any right or obligation to acquire, beneficially or otherwise, any capital shares or other equity interests or debt instruments of any Person.

(c) Except as set forth in this Section 3.4, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional capital shares or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no Contracts to which the Company or the Seller or any Affiliate of the Company or the Seller is a party or by which the Company or the Seller or any Affiliate of the Company or the Seller is bound with respect to the voting (including voting trusts or proxies), registration under the U.S. Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any capital shares or other equity interests of the Company. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company. No holder of Indebtedness of the Company has any rights to vote for the election of directors of the Company or to vote on any other matter.

(d) All of the Acquired Shares and the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws in all material respects.

(e) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any capital shares of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

Section 3.5 Financial Statements.

(a) Attached as Section 3.5 of the Seller Disclosure Schedule are correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the unaudited balance sheet of the Company as of January 31, 2023 (the “Balance Sheet”); and

(ii) the unaudited statement of profit and loss of the Company for the five (5) months ended January 31, 2023.

(b) The Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of the Company and have been prepared in accordance with IFRS, consistently applied throughout the periods involved. The Financial Statements fairly present the financial condition of the Company as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Company are required by IFRS to be included in the financial statements of the Company.

(c) The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. The Company is not a party to any off-balance sheet arrangements that could have a current or future material adverse effect upon the Company’s financial condition or results of operations.

Section 3.6 Books and Records. The books of account, minute books, share record books and other records of the Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of the Company in all material respects contain accurate and complete records of all meetings held of, and material corporate actions taken by, the Company’s shareholders, directors and directors’ committees, and no such meeting at which a material corporate action was taken has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of the Company.

Section 3.7 Accounts Receivable; Bank Accounts.

(a) All accounts receivable reflected on the Balance Sheet or arising after the date of the Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business. Such accounts receivable are collectible in full, net of the respective reserves shown on the Balance Sheet or, with respect to accounts receivable arising after the date of the Balance Sheet, on the accounting records of the Company as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Company). There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of material account receivable.

(b) Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all bank accounts and safe deposits of the Company and a listing of the Persons authorized to draw or borrow thereon or to obtain access thereto.

Section 3.8 Inventories. All inventories of the Company are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company’s business.

Section 3.9 No Undisclosed Liabilities. The Company has no Liabilities except (a) material Liabilities reflected or reserved against in the Balance Sheet and (b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet.

Section 3.10 Absence of Certain Changes and Events. Since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet, there has not been with respect to the Company any:

(a) amendment to its Governing Documents;

(b) issuance, sale, grant or other disposition of or Encumbrance on any of its capital shares or other securities or any options, warrants or other rights to acquire, any such securities;

(c) split, combination or reclassification of any of its capital shares;

(d) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its capital shares;

(e) incurrence, assumption or guarantee of any Indebtedness;

(f) sale, lease, license, pledge or other disposition of, or Encumbrance on, any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business);

(g) consummation of (i) any merger, consolidation or other business combination, or( ii) the purchase of all or a substantial portion of the assets or any shares of any business or Person;

(h) damage to, or destruction or loss of, any of its material assets or material properties, whether or not covered by insurance;

(i) entry into, modification, acceleration, cancellation or termination of any material Contract except in the ordinary course of business;

(j) (i) adoption, entry into, termination or amendment of any Company Plan, or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director or officer of the Company, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, or (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

(k) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(l) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding $1,000,000 or otherwise outside the ordinary course of business;

(m) settlement or compromise in connection with any Proceeding involving the Company;

(n) capital expenditure or other expenditure with respect to property, plant or equipment in excess of $1,000,000 in the aggregate;

(o) change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with IFRS;

(p) making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return;

(q) material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(r)   resignation or termination or threatened resignation or termination of the employment of any of its key officers or employees;

(s)   material revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(t) increase, reduction, draw-down or reversal of its reserves (other than in accordance with IFRS);

(u) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any material Intellectual Property; or

(v) authorization or agreement, in writing or otherwise, to do any of the foregoing.

Section 3.11 Assets. The Company has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets, free and clear of any Encumbrances other than Permitted Encumbrances except as could not reasonably be expected to result in a Material Adverse Effect. The Company owns or leases all tangible assets used in or necessary to conduct its business as conducted except as could not reasonably be expected to result in a Material Adverse Effect. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for the purposes for which it is being used.

Section 3.12  Real Property. Section 3.12 of the Company Disclosure Schedule sets forth an accurate and complete description of: (i) all real property owned by the Company (the “Owned Real Property”), and (ii) all real property leased by the Company (the “Leased Real Property,” and together with the Owned Real Property, collectively, the “Real Property”). The Seller has delivered to the Purchaser accurate and complete copies of all deeds, title reports, surveys, title policies, Encumbrances and appraisals relating to the Owned Real Property and all leases relating to the Leased Real Property. The Company has insurable fee simple title to each parcel of Owned Real Property and a valid leasehold interest in each Leased Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances. The Company is not in default under any lease of any of the Leased Real Property. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the Owned Real Property or Leased Real Property or any portion thereof. The use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, restriction, easement, license, permit or Contract. All buildings, structures, fixtures and other improvements included in the Owned Real Property and Leased Real Property are in compliance with all applicable Laws. There are no Proceedings pending nor, to the Seller’s Knowledge, threatened in writing against or affecting the Real Property or any portion thereof. The Company has not received notice of any order or action by any Governmental Authority with respect to the Real Property.

Section 3.13  Intellectual Property. The Company owns or otherwise has the valid and legally enforceable rights to use all material Intellectual Property owned, created, acquired, licensed or used by the Company (the “Company Intellectual Property”), and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any material respect. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the business of the Company as presently conducted. Section 3.13 of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) all of the Company Intellectual Property owned by the Company (the “Owned Intellectual Property”), and (ii) all Intellectual Property used by the Company pursuant to a license or other right granted by a third party (the “Third Party Intellectual Property”). To the Seller’s Knowledge, no Person has infringed or misappropriated any of the Company Intellectual Property. The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property. Neither the conduct of the business of the Company nor the Company’s creation, use, license or other transfer of the Company Intellectual Property infringes or misappropriates any other Person’s Intellectual Property in any material respect. The Company has not received written notice of any pending or threatened Proceeding or any claim in which any Person alleges that the Company, its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights. There are no pending disputes between the Company and any other Person relating to the Company Intellectual Property. The Company has taken all commercially reasonable steps necessary to protect and maintain the confidentiality of all trade secrets and confidential business information included in the Company Intellectual Property.

Section 3.14 Contracts.

(a) Section 3.14 of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Contract to which the Company is a party or by which the Company or any of its material properties or assets is bound or affected, which:

(i) contains obligations of the Company in excess of $250,000;

(ii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(iii)             is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness other than accounts receivables and payables in the ordinary course of business;

(iv) is an employment, management, consulting or similar Contract;

(v) is a severance or similar Contract pursuant to which the Company has any continuing obligations;

(vi)              relates to the acquisition, disposition, lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and a term of less than one (1) year);

(vii)            is a license or other Contract under which (A) the Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person or (B) any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any Third Party Intellectual Property;

(viii)          includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company to compete (geographically or otherwise) in any line of business; or

(ix)              is otherwise material to the business, properties, assets or Liabilities of the Company or under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Effect.

(b) The Seller has delivered to the Purchaser an accurate and complete copy of each Contract required to be listed in Section 3.14 of the Seller Disclosure Schedule. Each such Contract is legal, valid, binding, enforceable and in full force and effect except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor, to the Seller’s Knowledge, any other party to any such Contract is in breach or default under, or has provided or received any notice of any intention to terminate, any such Contract.

Section 3.15 Tax Matters.

(a) The Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all respects. The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not requested an extension of time within which to file any Tax Return which has not since been filed.

(b) All Taxes that the Company is required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

(c) No Tax audits or other Proceedings are pending or being conducted, nor has the Company received any notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated. There is no claim or assessment pending, or threatened against the Company for any alleged deficiency in Taxes. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

(d) The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes. The Company is not and has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and the Company has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(e) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.16 Employee Benefit Matters.

(a) The Company does not now and has never in the past established, maintained, participated in, administered or contributed to (or had an obligation under applicable Law or otherwise to do any of the foregoing) any Employee Benefit Plan, and the Company has no Liabilities with respect thereto.

(b) The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation by the Company under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, officer, employee or independent contractor of the Company.

(c) Except to the extent required by applicable Law, the Company does not provide health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Section 3.17  Employment Matters. Section 3.17 of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Company, along with the position, hire date, and compensation and benefits. The Company is not a party to or bound by any collective bargaining or other Contract with any labor organization representing any of its employees, and there are no labor organizations representing or, to the Seller’s Knowledge, attempting to represent any employee of the Company. The Company has not experienced any labor strike, slowdown, lockout, or other work stoppage or labor dispute, nor to the Seller’s Knowledge is any such action threatened. The Company has complied with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, discrimination and other employment activities. There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Company relating to the alleged violation by the Company (or its directors or officers) of any Law pertaining to labor relations or employment matters. Since December 31, 2017, there has been no complaint, claim or charge filed or, to the Seller’s Knowledge, threatened, against the Company with or by any Governmental Authority responsible for prevention of unlawful employment practices.

Section 3.18  Environmental, Health and Safety Matters. Each of the Company and its predecessors is, and at all times has been, in compliance with all Environmental Laws and Occupational Safety and Health Laws. The Company has not received any notice, report or other information regarding any actual or alleged violation of any Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Company or any Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company. No Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Seller’s Knowledge, has ever been present at any Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company. Neither the Company nor any of its predecessors has treated, stored, disposed of, transported, handled, generated, or released any Hazardous Materials.

Section 3.19 Compliance with Laws and Governmental Authorizations.

(a) The Company is in compliance and has complied with all Laws or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. The Company has not received at any time since December 31, 2017 any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization.

(b) All Governmental Authorizations necessary for the Company to conduct its business have been obtained by the Company and are valid and in full force and effect. Section 3.19(b) of the Seller Disclosure Schedule lists all of the material Governmental Authorizations issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.19(b) of the Seller Disclosure Schedule.

Section 3.20 Legal Proceedings. There are no Proceedings pending or, to the Seller’s Knowledge, threatened in writing (a) by or against the Company or that otherwise relate to or could reasonably be expected to affect the Company’s business, properties or assets, or (b) against the Seller or the Company that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.21 Anti-Corruption and Trade Regulation.

(a) Neither the Company nor any of its Affiliates, directors, officers, employees, consultants, agents or other representatives (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to (i) any officer or employee of a Governmental Authority (ii) any officer or employee of a Governmental Authority, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other Person at the suggestion, request, direction or for the benefit of any of the above- described Persons.

(b) Neither the Company nor any of its Affiliates, directors, officers, employees, consultants, agents or other representatives has violated or is in violation of any applicable Law combating bribery or corruption, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(c) Each transaction of the Company has been properly and accurately recorded on the books and records of the Company and each document on which entries in the Company’s books and records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all respects. The Company maintains a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately reflect, in reasonable detail, the transactions and dispositions of the Company’s assets, (ii) that the integrity of its financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations.

(d) The Company has not at any time engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, North Korea, Russia, Syria, or the Crimea, Donetsk or Luhansk regions of Ukraine (the “Certain Jurisdictions”) or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Jurisdictions or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings with any Person, either public or private, in the Certain Jurisdictions.

Section 3.22  Insurance. Section 3.22 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material insurance policies maintained by the Company. All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and the Company is otherwise in compliance with the terms thereof. The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

Section 3.23  Related Party Transactions. Except as set forth on Section 3.23 of the Seller Disclosure Schedule, neither the Seller nor any director, officer, employee or Affiliate of the Company (or Affiliate of any the Seller or any such director, officer, employee or Affiliate), is a party to any agreement, Contract, commitment or transaction with the Company, other than (i) business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Company as would have been obtained by it at the time in a comparable arm’s-length transaction, or (ii) in the case of employees of the Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business.

Section 3.24  Brokers or Finders. Neither the Seller nor the Company, nor any Person acting on behalf of the Seller or the Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.25  Non-Reliance. Except for the representations and warranties contained in this Article 3 (including the related portions of the Seller Disclosure Schedule), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MICT

Each of the Purchaser and MICT represents and warrants to the Seller, jointly and severally, that as of the Effective Date and as of the Closing Date the statements set forth in this Article 4 are true and correct:

Section 4.1  Organization and Good Standing. Each of the Purchaser and MICT has been duly organized, validly existing and is in good standing under the Laws of the jurisdiction of its organization or formation.

Section 4.2  Authority and Enforceability. Each of the Purchaser and MICT has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser or MICT is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. Each of the Purchaser and MICT has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the Purchaser and MICT will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser or MICT is a party will constitute, the valid and binding obligation of the Purchaser or MICT, as applicable, enforceable against the Purchaser and MICT in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 4.3 No Conflict. Neither the execution, delivery and performance by the Purchaser or MICT of this Agreement or any Ancillary Agreement to which the Purchaser or MICT is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate in any material respect the Governing Documents of the Purchaser or MICT, or any resolution adopted by the board of directors or shareholders of the Purchaser or MICT, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Purchaser or MICT is a party or by which the Purchaser or MICT or any their respective material properties or assets is otherwise bound or affected, (c) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Purchaser or MICT or any of their respective material properties or assets, or (d) require the Purchaser or MICT to obtain any material Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person.

Section 4.4  Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s or MICT’s knowledge, threatened in writing against the Purchaser or MICT that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5 Investment Intent. The Purchaser is acquiring the Acquired Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 4.6  Brokers or Finders. Neither the Purchaser, MICT nor any Person acting on behalf of either of them has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.1  Fit-Out of Premises and Procurement of Processing Equipment. Following the Closing, the parties shall cooperate in good faith to jointly approve a development plan for the Premises, wherein, following construction of the Premises by the Seller, the Purchaser shall fund and finance the fit- out and mechanization of the Premises, including the procurement and installation of machinery and specialized building infrastructure necessary to operate the business of the Company on the Premises (the “Purchaser Fit-Out Obligation”).

Section 5.2  Funding for Company Expansion. Following the Closing, the parties shall jointly, and in good faith, cooperate to develop a budget and financial forecasts for the Company for the five (5) year period following the Closing Date (collectively, the “Company Projections”). The Purchaser undertakes to secure sufficient financing to enable the Company to grow and develop according to such capital requirements as are contained or assumed within the Company Projections; provided, however, that a failure by the Company to meet the Company Projections shall not constitute a breach of this Section.

Section 5.3  Consents and Filings. Each of the Company and the Seller will use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the Effective Date, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 5.4  Seller Release. Effective as of the Closing Date, Seller and his Affiliates, successors and assigns (the “Seller Releasing Parties”) hereby (but subject to exclusions hereafter set out in this Section 5.4) fully and unconditionally release, acquit and forever discharge the Purchaser and the Company and their respective equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (and any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing (each, a “Seller Released Party”) from any and all manner of actions, claims, demands, Proceedings, Liabilities, Losses, compensation or other relief, whether known or unknown, whether at Law or in equity, that such party ever had, now has or ever may have or claim to have against any Seller Released Party arising out of or relating to the operation or ownership of the Company prior to the Closing (including in respect of the management of the Company) (collectively, the “Seller Released Claims”) but excluding any and all claims under this Agreement or the Ancillary Agreements and any and all claims based on fraud or willful misconduct. Effective as of the Closing Date, the Seller Releasing Parties expressly waive all rights afforded by any Law which limits the effect of a release with respect to unknown claims. Each Seller Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller Releasing Party acknowledges that the Purchaser will be relying on the waiver and release provided in this Section 5.4 in connection with entering into this Agreement and that this Section 5.4 is intended for the benefit of, and to grant third party rights to each Seller Released Party to enforce this Section 5.4.

Section 5.5  Confidentiality.

(a) From and after the Closing, the Seller will, and will cause each of its Affiliates and its and their respective directors, officers, shareholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(b) Except as contemplated by Section 5.6, neither the Purchaser nor the Seller will, and the Purchaser and the Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (iii) to any Governmental Authority or securities exchange to the extent required by applicable securities Laws or securities exchange rules, and (iv) as permitted in accordance with Section 5.5(c). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.5(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c) If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) promptly notify the other party in writing, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make.

(d) To the extent that the Seller has not done so prior to the Closing, the Seller will, immediately following the Closing, surrender to the Company all data, documents, records, data bases, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company.

Section 5.6  Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the parties may mutually agree unless such announcement is required by applicable Law or the rules and regulation of any securities exchange.

Section 5.7  Noncompetition and Nonsolicitation. The Seller acknowledges and agrees that the Company has devoted substantial time, effort and resources to developing the Company’s trade secrets and other confidential and proprietary information, as well as the Company’s relationships with customers, suppliers, employees and others doing business with the Company; that such relationships, trade secrets and other information are vital to the successful conduct of the Company’s business in the future; that because of the Seller’s access to the Company’s confidential information and trade secrets, the Seller would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were the Seller to be allowed to compete with the Company or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Seller would not impose any undue burden upon the Seller; and that the ability to enforce the restrictive covenants against the Seller is a material inducement to the decision of the Purchaser to consummate the transactions contemplated by this Agreement. Accordingly, during the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”):

(a)             the Seller will not, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Company as of the Closing, or own an interest in, manage, operate, join, control, lend money or render financial assistance to, be employed by, any Person that competes with the Purchaser or the Company in developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Company as of the Closing; provided, however, that, for the purposes of this Section 5.7, ownership of securities having no more than 1% of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 5.7 as long as the Person owning such securities has no other connection or relationship with such Person. The Restricted Period will be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.7(a); and

(b)             the Seller will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) solicit any employee of the Purchaser or the Company away from or out of the employ of the Purchaser or the Company unless such individual will have ceased to be employed by the Purchaser and the Company for a period of at least six (6) months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Purchaser or the Company to cease or reduce the extent of its business relationship with the Purchaser or the Company or to deal with any competitor of the Purchaser or the Company; provided, however, that this Section 5.7(b) will not be deemed to prohibit the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Purchaser or the Company.

Section 5.8  Further Assurances. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6

CERTAIN TAX MATTERS

Section 6.1  Tax Returns.

(a) The Seller will prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Company for taxable periods ending on or before the Closing Date that are not filed by the Closing Date. Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Company. The Purchaser shall cause the Company to provide the Seller and its representatives with access to the books and records of the Company reasonably necessary during normal working hours to prepare such Tax Returns. The Seller (i) will submit all such Tax Returns and any requested work papers to the Purchaser for its review at least thirty (30) days prior to filing and consider in good faith any comments provided by the Purchaser and (ii) will, promptly after filing, forward to the Purchaser an accurate and complete copy of such filed Tax Returns and proof of payment of the subject Taxes. In the event that the Seller fails to prepare and file or cause to be prepared or filed any Tax Return it is required to file pursuant to this Section 6.1(a), the Purchaser shall have the right, but not the obligation, to prepare and file such Tax Returns at its expense.

(b) The Purchaser will prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company for all taxable periods ending after the Closing Date (as well as any Tax Returns for taxable periods ending on or before the Closing Date that it elects to file).

Section 6.2  Payment of Taxes.

(a) To the extent that Taxes of the Company for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Article 6 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as current Liabilities in line items on the Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), the Purchaser will pay or cause to be paid such Taxes. To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as current Liabilities on the Balance Sheet, the Seller will pay all such Taxes. Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 6.3.

(b) In the case of Tax Returns filed by the Purchaser under this Article 6 and as to which the Purchaser expects payment from the Seller, the Purchaser may elect to deliver the pertinent Tax Return to the Seller and inform the Seller of any amounts due from the Seller at least ten (10) days prior to the due date of the pertinent Tax Return and the Seller will pay such amounts to the Purchaser in immediately available funds at least two (2) Business Days prior to the due date of the Tax Return. In the case of any Tax Returns filed by the Seller, the Seller will pay the amount of Taxes due with respect to such Tax Returns (with the Purchaser being required to supply any amounts payable by the Purchaser by the due date of the subject Tax Return).

Section 6.3  Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 6.4), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 6.4  Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Seller. The Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

ARTICLE 7

INDEMNIFICATION

Section 7.1  Indemnification by the Seller. Subject to the limitations expressly set forth in Section 7.5 and 7.6, the Seller will indemnify and hold harmless the Purchaser and its Affiliates (including MICT and, following the Closing, the Company) and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement;

(b) any nonperformance or other breach of any covenant or agreement of the Seller or the Company contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement; and

(c) except to the extent accrued or expressly reserved for as current Liabilities in line items on the Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) (i) any Taxes of the Company with respect to taxable periods ending on or before the Closing Date, (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of the Company which are allocable, pursuant to Section 6.3, to the portion of such period ending on the Closing Date and (iii) any Taxes relating to any member of an affiliated group with which the Company has filed a Tax Return on a consolidated, combined or unitary basis.

For the sole purposes of determining Losses under this Section 7.1 (and not for determining whether any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by the Seller or the Company has occurred), the representations, warranties and covenants shall not be deemed qualified by any reference to materiality, “Material Adverse Effect” or similar qualification. Seller acknowledges that Section 7.1 is intended for the benefit of, and to grant third party rights to each Purchaser Indemnified Party to enforce this Section 7.1.

Section 7.2  Indemnification by the Purchaser and MICT. Subject to the limitations expressly set forth in Section 7.6, the Purchaser (and, as to Section 7.2(a), the Purchaser and MICT jointly and severally) will indemnify and hold harmless the Seller from and against, and will pay and reimburse the Seller for, any and all Losses incurred or suffered by the Seller directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser or MICT contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement; and

(b) any nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement.

For the sole purposes of determining Losses under this Section 7.2 (and not for determining whether any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by the Purchaser has occurred), the representations, warranties and covenants shall not be deemed qualified by any reference to materiality, material adverse effect or similar qualification.

Section 7.3 Claim Procedure.

(a) A party that seeks indemnity under this Article 7 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party.

(b) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. If the Indemnifying Party fails to so respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.

(c) If, within thirty (30) days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 8.11.

(d) Any indemnification payment pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 7.3 if a written response has not been timely delivered in accordance with Section 7.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 8.11 if a written response has been timely delivered in accordance with Section 7.3(b).

Section 7.4 Third Party Claims.

(a) If any Indemnified Party receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party a Claim Notice within thirty (30) days following receipt of such notice of such Third Party Claim. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b) Within thirty (30) days after the Indemnified Party’s delivery of a Claim Notice under this Section 7.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 7 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 7.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d) If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without prior notice to or consent of the Indemnifying Party. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 7. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent.

(e) Notwithstanding the provisions of Section 8.11, the Seller consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Seller agrees that process may be served on it with respect to such a claim anywhere in the world.

Section 7.5 Survival. All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing, for a period of three (3) years from the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.15 (Tax Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision, and (ii) the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership) and 3.24 (Brokers or Finders) will survive until the expiration of the statute of limitations applicable to the underlying matters covered by such provisions. Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 7.6 Limitations on Liability.

(a) The Seller will not be liable to the Purchaser Indemnified Parties for indemnification under Section 7.1(a) unless and until the aggregate Losses for which they would otherwise be liable under Section 7.1(a) exceed $500,000, at which point the Seller is liable for the aggregate Losses and not just amounts in excess of that sum.

(b) The Purchaser and MICT will not be liable to the Seller for indemnification under Section 9.2(a) unless and until the aggregate Losses for which they would otherwise be liable under Section 9.2(a) exceed $500,000 (at which point the Purchaser is liable for the aggregate Losses and not just amounts in excess of that sum).

(c) Neither the Seller nor the Purchaser Indemnified Parties will be entitled to indemnification for Losses under this Agreement in an aggregate amount in excess of $20,000,000.

(d) Nothing in this Agreement will limit the Liability of a party to another party for fraud or willful misconduct.

Section 7.7 No Right of Indemnification or Contribution. The Seller has no right of indemnification or contribution against the Company with respect to any breach by the Seller or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or the Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

Section 7.8 Tax Refunds, Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 7 will be net of (i) any Tax benefit to which an Indemnified Party is entitled by reason of the payment of such Losses (taking into account any Tax cost or reduction in Tax benefit by reason of the receipt of the indemnification payment) and (ii) any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to mitigate any Loss and to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

Section 7.9 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of the Purchaser for any breach of any representation, warranty or covenant under this Agreement (other than claims or causes of action arising from intentional fraud or willful misconduct) will be pursuant to the indemnification obligations set forth in this Article 7 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 7.3 or 7.4 prior to the expiration of the applicable survival period set forth in Section 7.5, the Purchaser will have no remedy against the Seller for any breach of any provision of this Agreement. Each of the Seller and the Purchaser hereby waives any and all other remedies (other than claims or causes of action arising from intentional fraud or willful misconduct) that may be available at law or equity for any breach of any representation, warranty or covenant under this Agreement. Notwithstanding the foregoing, nothing herein will limit the right of any party to seek injunctive or equitable relief for any breach or threatened breach of any covenant in this Agreement or any Ancillary Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail in with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or email addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, email address or individual as a party may designate by notice to the other parties):

If to the Seller:

Dozy Mmobuosi

c/o Kenneth I. Denos

11650 South State Street, Suite 240

Draper, UT 84020

U.S.A.

Tel.: 001 (801) 619-1195

Email: kdenos@denoslaw.com

with a copy (which will not constitute notice) to:

Kenneth I. Denos

11650 South State Street, Suite 240

Draper, UT 84020 U.S.A.

Tel.: 001 (801) 619-1195

Email: kdenos@denoslaw.com

If to the Company:

Tingo Foods PLC
95 Broad Street,
Marina

Lagos
Nigeria

Attn: Chris Cleverly
Tel: +44 7843 945515

Email: cjcleverly@gmail.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor
New York, New York 10105

U.S.A.

Attn: Richard I. Anslow, Esq.

Jonathan Deblinger, Esq.

Tel.: +1 (212) 370-1300

Email: ranslow@egsllp.com

jdeblinger@egsllp.com

If to the Purchaser or MICT:

MICT, Inc./ MICT Fintech Limited
28 West Grand Avenue

Suite 3

Montvale, NJ 07645
U.S.A.

Attn: Darren Mercer, CEO

Tel: 001 (201) 225-0190

Email: darren@mict-inc.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor
New York, New York 10105

U.S.A.

Attn: Richard I. Anslow, Esq.

Tel.: +1 (212) 370-1300

Email: ranslow@egsllp.com

Section 8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 8.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 8.4  Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 8.5  Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Seller may not assign any rights under this Agreement without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, without the prior written consent of the other party. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except solely (a) to the extent explicitly otherwise provided in Section 5.4 (as to Seller Released Parties) and Section 7.1 (as to Purchaser Indemnified Parties) and (b) such rights as may inure to a successor or permitted assignee under this Section.

Section 8.6  Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 8.7  Exhibits and Schedules. The Exhibits and Schedules to this Agreement (including the Seller Disclosure Schedule) are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 8.8  Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 8.9  Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 8.10  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 8.11  Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, New York County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 8.12  Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by Law, all right to trial by jury in any action, Proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in the negotiation, administration, performance or enforcement of this Agreement.

Section 8.13  Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Seller, on the one hand, and the Purchaser, on the other hand, will pay all of their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement; provided that the Seller will bear all Transaction Expenses of the Company.

Section 8.14  Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission in .pdf, .tiff or other electronic format that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement effective as of the Effective Date.

“MICT”		“Purchaser”

MICT, INC.		MICT FINTECH LIMITED

By:	/s/ Darren Mercer	By:	/s/ Darren Mercer
	Darren Mercer		Darren Mercer
	Chief Executive Officer		Chief Executive Officer

“Company”		“Seller”

TINGO FOODS PLC

By:	/s/ Chris Cleverly	/s/ Dozy Mmobuosi
	Chris Cleverly	Dozy Mmobuosi, in his individual capacity
Director

[Signature Page to Securities Purchase Agreement]

Exhibit A- Form of Purchaser Note

[see attached]

Exhibit B-1 – Form of Purchaser Debenture

[see attached]

Exhibit B-2 – Form of Company Debenture

[see attached]

Exhibit C – Form of Lease

[see attached]

Exhibit D – Form of Share Transfer Instrument

I, Dozy Mmobuosi of c/o Kenneth I. Denos, 11650 South State Street, Suite 240 Draper, UT 84020, U.S.A. , (hereinafter called the “Transferor”) hereby transfers to MICT Fintech Limited of 28 West Grand Avenue, Suite 3, Montvale, NJ 07645, U.S.A. or its nominee (hereinafter called the “Transferee”) Two Billion (2,000,000,000) ordinary shares of ₦1.00 each that I currently hold in Tingo Foods PLC, a Nigerian public company limited by shares incorporated under the laws of the Federal Republic of Nigeria with RC Number 1961594, with its registered office at 95 Allianz Towers, Broad Street, Marina, Lagos State, Nigeria (the “Company”), to hold unto the Transferee subject to the conditions in the memorandum and articles of association of the Company before the execution hereof, and the Transferee hereby agrees to accept and take the said shares subject to the conditions aforesaid.

Dated this ninth day of February, 2023

Executed on behalf of the above-named Transferor by:

Name:	Dozy Mmobuosi______________________________________________________

Occupation:	Director_____________________________________________________________

Address:	c/o Kenneth I. Denos, 11650 South State Street, Suite 240________________
Draper, UT 84020, U.S.A.________________________________________

Signature:	/s/ Dozy Mmobuosi

Executed on behalf of the above-named Transferee by:

Name:	Darren Mercer_______________________________________________________

Occupation:	Director____________________________________________________________

Address:	28 West Grand Avenue, Suite 3, Montvale, NJ 07645, U.S.A_____________________

Signature:	/s/ Darren Mercer